Filed with the Securities and Exchange Commission on December 16, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Altamira Therapeutics Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s Name Into English)

Bermuda	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Tel: (441) 295-5950
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Agent for Service of Process Info

Samuel Wickline

Chief Scientific Officer

Altamira Therapeutics Ltd.

8 The Green, Suite 12455

Dover, DE 19901

Tel: (302) 200-8095
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Michael J. Lerner, Esq.
Steven M. Skolnick, Esq.
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Tel: (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 16, 2022

PRELIMINARY PROSPECTUS

400,000 Common Shares

Altamira Therapeutics Ltd.
Common Shares

This prospectus relates to the resale, from time to time, of up to 400,000 common shares, par value CHF 0.20 per share, or the “common shares,” of Altamira Therapeutics Ltd., an exempted company limited by shares incorporated in Bermuda, by the selling shareholder, Lincoln Park Capital Fund, LLC, or “LPC.” The common shares to which this prospectus relates consist of (i) up to 350,000 common shares, which we refer to as “Purchase Shares,” that we may, from time to time in our discretion, issue and sell to LPC upon the terms and subject to satisfaction of the conditions in the purchase agreement, dated as of December 5, 2022, that we entered into with LPC on such date, which we refer to as the “Purchase Agreement,” and (ii) 50,000 common shares that we issued to LPC on December 5, 2022 as consideration for LPC’s commitment to purchase common shares at our direction under the Purchase Agreement, which we refer to as the “Commitment Shares”.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale by the selling shareholder of common shares under this prospectus. However, we may receive proceeds of up to $10,000,000 from our sale of Purchase Shares, if any, to LPC under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

LPC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the “Securities Act”. LPC may sell the common shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how LPC may resell the common shares being registered for resale by LPC under the registration statement that includes this prospectus.

We will pay the expenses incurred in registering the common shares to which this prospectus relates, including legal and accounting fees. See “Plan of Distribution.”

Currently, our common shares are traded on The Nasdaq Capital Market, or Nasdaq, under the symbol “CYTO”. The closing price of our common shares on Nasdaq on December 14, 2022 was $5.08 per common share.

We are a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between residents and non-residents of Bermuda for exchange control purposes has been obtained for so long as our common shares remain listed on an “appointed stock exchange,” which includes the Nasdaq Capital Market. In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed herein.

The date of this prospectus is              , 2022.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Altamira Therapeutics Ltd.”, or “Altamira,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Auris Medical Holding AG (formerly Auris Medical AG), or Auris Medical (Switzerland), together with its subsidiaries, prior to our corporate reorganization by way of the merger of Auris Medical Holding AG into Auris Medical NewCo Holding AG (the “Merger”), a newly incorporated, wholly-owned Swiss subsidiary on March 13, 2018 (i.e. to the transferring entity), (ii) Auris Medical Holding AG (formerly Auris Medical NewCo Holding AG), together with its subsidiaries after the Merger (i.e. to the surviving entity) and prior to the Redomestication (as defined below), (iii) Auris Medical Holding Ltd., a Bermuda company, or Auris Medical (Bermuda), the successor issuer to Auris Medical (Switzerland) under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the effective time at which Auris Medical (Switzerland) continued its corporate existence from Switzerland to Bermuda (the “Redomestication”), which occurred on March 18, 2019 and (iv) Altamira Therapeutics Ltd. (formerly Auris Medical Holding Ltd.) after adoption of the new company name by resolution of Special General Meeting of Shareholders held on July 21, 2021. The trademarks, trade names and service marks appearing in this prospectus are property of their respective owners.

On May 1, 2019, the Company effected a one-for-twenty reverse share split (the “2019 Reverse Share Split”) of the Company’s issued and outstanding common shares. Unless indicated or the context otherwise requires, all per share amounts and numbers of common shares in this prospectus have been retrospectively adjusted for the 2019 Reverse Share Split. Following shareholders’ approval at a special general meeting of shareholders held on July 21, 2021, we changed our name to Altamira Therapeutics Ltd. On October 25, 2022, the Company effected a one-for-twenty reverse share split (the “2022 Reverse Share Split”) of the Company’s issued and outstanding common shares. Unless indicated or the context otherwise requires, all per share amounts and numbers of common shares in this prospectus have been retrospectively adjusted for the 2022 Reverse Share Split.

Unless indicated or the context otherwise requires, (i) all references in this prospectus to our common shares as of any date prior to March 13, 2018 refer to the common shares of Auris Medical (Switzerland) (having a par value of CHF 0.40 per share (pre-2019 Reverse Share Split and 2022 Reverse Share Split)) prior to the 10:1 “reverse share split” effected through the Merger, (ii) all references to the our common shares as of, and after, March 13, 2018 and prior to the Redomestication refer to the common shares of Auris Medical (Switzerland) (having a par value of CHF 0.02 per share (pre-2019 Reverse Share Split and 2022 Reverse Share Split)) after the 10:1 “reverse share split” effected through the Merger (iii) all references to our common shares as of, and after, the Redomestication on March 18, 2019 refer to the common shares of the Company (having a par value of CHF 0.02 per share pre-2019 Reverse Share Split and 2022 Reverse Share Split)), (iv) the Company’s common shares after May 1, 2019, the date of the 2019 Reverse Share Split have a par value of CHF 0.40 each (pre-2022 Reverse Share Split) and (v) the Company’s common shares after October 25, 2022, the date of the 2022 Reverse Share Split have a par value of CHF 0.20 each.

The terms “dollar,” “USD” or “$” refer to U.S. dollars and the term “Swiss Franc” and “CHF” refer to the legal currency of Switzerland.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information. We are not making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Information on the Company” and “Operating and Financial Review and Prospects” sections and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus or incorporated by reference herein, before deciding to invest in our common shares.

Overview

We are a clinical-and commercial-stage biopharmaceutical company developing therapeutics that address important unmet medical needs. We are currently active in three areas: the development of RNA therapeutics for extrahepatic therapeutic targets (OligoPhore™ / SemaPhore™ platforms; preclinical), nasal sprays for protection against airborne allergens, and where approved, viruses (Bentrio™; commercial) or the treatment of vertigo (AM-125; Phase 2), and the development of therapeutics for intratympanic treatment of tinnitus or hearing loss (Keyzilen® and Sonsuvi®, Phase 3). We have announced our intention to reposition the Company around RNA therapeutics while exploring strategic options to either divest our traditional businesses or spin them off as a separate entity to shareholders.

Committed Equity Financing

On December 5, 2022, we and LPC entered into the Purchase Agreement and a registration rights agreement dated as of December 5, 2022, which we refer to as the Registration Rights Agreement. The Purchase Agreement provides that, upon the terms and subject to the satisfaction of the conditions set forth therein, we may, in our sole discretion, issue and sell to LPC up to $10.0 million of our common shares, subject to certain limitations set forth in the Purchase Agreement, from time to time over a period of up to 24 months commencing on the date that the conditions to LPC’s purchase obligation set forth in the Purchase Agreement are initially satisfied, including that the registration statement that includes this prospectus is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC (the date on which all of such conditions are initially satisfied, the “Commencement Date”). Pursuant to the terms of the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act the offer and resale by LPC of up to 400,000 common shares that have been or may be issued and sold by us to LPC under the Purchase Agreement, consisting of (i) up to 350,000 common shares that we may, in our sole discretion, issue and sell to LPC as Purchase Shares, from time to time over a period of up to 24 months beginning on the Commencement Date, and (ii) 50,000 common shares that we issued as Commitment Shares to LPC on December 5, 2022 in consideration for LPC’s commitment to purchase common shares at our direction under the Purchase Agreement.

Under the Purchase Agreement, from and after the Commencement Date, on any business day selected by us on which the closing sale price of our common shares is not below $0.25 per share (which dollar amount shall be subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction as provided in the Purchase Agreement) (the “Floor Price”), we may, by written notice delivered by us to LPC, direct LPC to purchase up to 15,000 common shares on such business day (which shall be the “purchase date” therefor), at a purchase price per common share that will be determined and fixed in accordance with the Purchase Agreement at the time we deliver such written notice to LPC (each, a “Regular Purchase”), provided, however, that the maximum number of shares we may sell to LPC in a Regular Purchase will be increased to (i) 20,000 common shares, if the closing sale price of our common shares on the applicable purchase date for such Regular Purchase is not below $6.00 per share, (ii) 25,000 common shares, if the closing sale price of our common shares on the applicable purchase date for such Regular Purchase is not below $8.00 per share, and (iii) 30,000 common shares, if the closing sale price of our common shares on the applicable purchase date for such Regular Purchase is not below $10.00 per share (each of such share and dollar amounts subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction as provided in the Purchase Agreement). In any case, however, LPC’s maximum purchase commitment in any single Regular Purchase may not exceed $1,500,000 (which dollar amount shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction). The per share purchase price for the common shares sold in each such Regular Purchase, if any, will be based on prevailing market prices of our immediately preceding the time of sale as computed under the Purchase Agreement, provided that such per share purchase price may not be less than the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable purchase date for such Regular Purchase. We may direct LPC to purchase common shares in a Regular Purchase on any business day we select as the purchase date for such Regular Purchase and as often as every business day, provided that (i) the closing sale price of our common shares on the applicable purchase date for such Regular Purchase is not below the Floor Price and (ii) all Purchase Shares subject to all prior Regular Purchases that we have effected under the Purchase Agreement, if any, have been received by LPC before we deliver notice to LPC for such Regular Purchase in accordance with the Purchase Agreement.

In addition to Regular Purchases described above, provided that we have directed LPC to purchase the maximum amount of common shares that we are then able to sell to LPC in a Regular Purchase, we may, in our sole discretion, also direct LPC to purchase additional common shares in “accelerated purchases” and “additional accelerated purchases” as set forth in the Purchase Agreement, provided that all Purchase Shares subject to all prior Regular Purchases, accelerated purchases and additional accelerated purchases (as applicable) that we have effected under the Purchase Agreement have been received by LPC before we deliver notice to LPC for the applicable accelerated purchase (and with respect to an additional accelerated purchase, before we deliver notice to LPC for such applicable additional accelerated purchase) in accordance with the Purchase Agreement. The purchase price per common share to be paid by LPC for common shares that we elect to sell to LPC in any accelerated purchase (or in any additional accelerated purchase, as applicable) will be based on prevailing market prices of our common shares at the time of sale as computed under the Purchase Agreement, provided that such per share purchase price may not be less than the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable purchase date for such accelerated purchase and for such additional accelerated purchase, as applicable.

The Purchase Agreement provides that we may not under any circumstances issue or sell any common shares to LPC under the Purchase Agreement which, when aggregated with all other common shares then beneficially owned by LPC and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in LPC beneficially owning more than 4.99% of our outstanding common shares (the “Beneficial Ownership Limitation”).

We will control the timing and amount of any sales of common shares to LPC pursuant to the Purchase Agreement. LPC has no right to require us to sell any common shares to LPC under the Purchase Agreement, however LPC is obligated to make purchases of common shares as we may properly direct LPC to purchase, upon the terms and subject to the satisfaction of the conditions set forth therein. Neither we nor LPC may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or LPC.

Actual sales of common shares by us to LPC under the Purchase Agreement depend on a variety of factors to be determined from time to time, including, among others, market conditions, the trading price of our common shares and determinations by us as to the appropriate sources of funding for our company and its operations. The net proceeds under the Purchase Agreement that we may realize from sales of common shares to LPC under the Purchase Agreement will depend on the frequency and prices at which we may issue and sell our common shares to LPC pursuant to the Purchase Agreement. We expect that any net proceeds received by us from such sales to LPC under the Purchase Agreement will be used for working capital and general corporate purposes.

LPC has represented to us that at no time prior to our execution of the Purchase Agreement and the Registration Rights Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common shares or any hedging transaction, which establishes a net short position with respect to our common shares. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition (with certain limited exceptions set forth in the Purchase Agreement) on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement. We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement upon one business day’s prior written notice to LPC. In the event of bankruptcy proceedings by or against us that are not discharged within 90 days, the Purchase Agreement will automatically terminate without action of any party. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, accelerated purchase or additional accelerated purchase that has not then fully settled in accordance with the Purchase Agreement.

As consideration for LPC’s commitment to purchase common shares at our direction from time to time from and after the Commencement Date pursuant to the Purchase Agreement, we issued 50,000 common shares to LPC as Commitment Shares upon our execution of the Purchase Agreement and the Registration Rights Agreement on December 5, 2022. All 50,000 Commitment Shares that we issued to LPC are included in the 400,000 common shares being registered under the Securities Act for resale by LPC under the registration statement that includes this prospectus.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Because the purchase price per share to be paid by LPC for the common shares that we may, in our sole discretion, elect to issue and sell to LPC under the Purchase Agreement from and after the Commencement Date will fluctuate based on the market prices of our common shares at the times that we elect to sell such common shares, if any, to LPC under the Purchase Agreement, as of the date of this prospectus, it is not possible for us to calculate the actual purchase prices to be paid by LPC for any of the common shares that we may elect to issue and sell to LPC as Purchase Shares under the Purchase Agreement, and therefore (other than the 50,000 Commitment Shares we issued to LPC on December 5, 2022) we cannot predict the actual total aggregate number of common shares we may ultimately issue and sell to LPC, if any, under the Purchase Agreement, or the aggregate amount of proceeds we will actually receive from those sales, if any, under the Purchase Agreement. As of December 7, 2022, there were 1,169,209 common shares outstanding (including the 50,000 Commitment Shares we issued to LPC on December 5, 2022), of which approximately 1.1 million common shares were held by non-affiliates of our company. Although the Purchase Agreement provides that we may sell up to $10.0 million of our common shares to LPC, only 400,000 of our common shares are being registered under the Securities Act for resale by LPC under the registration statement that includes this prospectus, consisting of (i) the 50,000 Commitment Shares that we issued to LPC upon our execution of the Purchase Agreement on December 5, 2022, in exchange for which we have not and will not receive any cash consideration, and (ii) up to 350,000 additional common shares that we may issue to LPC as Purchase Shares from and after Commencement, if and when we elect to sell such Purchase Shares to LPC under the Purchase Agreement. If, in addition to the 50,000 Commitment Shares that we issued to LPC upon our execution of the Purchase Agreement on December 5, 2022 (all of which were outstanding as of December 7, 2022), all of the 350,000 Purchase Shares that may be offered and resold by LPC under this prospectus were also issued and outstanding as of December 7, 2022, such 400,000 common shares would represent approximately 26% of the total number of our common shares outstanding, and approximately 28% of the total number of outstanding common shares held by non-affiliates of our company, in each case as of December 7, 2022.

Depending on the market prices of our common shares at the time we elect to issue and sell the 350,000 Purchase Shares that are included in this prospectus to LPC pursuant to the Purchase Agreement, if any, we may need to issue and sell more than the 400,000 common shares being offered under this prospectus to LPC pursuant to the Purchase Agreement in order for us to receive aggregate gross proceeds equal to $10.0 million, the amount of LPC’s total aggregate purchase commitment under the Purchase Agreement. If it becomes necessary for us to issue and sell to LPC under the Purchase Agreement more than the 400,000 common shares being offered under this prospectus, which we have the right, but not the obligation, to do, in order for us to receive to receive aggregate gross proceeds equal to $10.0 million from LPC under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the offer and resale by LPC of any such additional common shares that we may wish to sell to LPC from time to time under the Purchase Agreement, which the SEC must then declare effective. Furthermore, if the total aggregate amount of common shares that we wish to issue and sell to LPC as Purchase Shares pursuant to the Purchase Agreement would exceed 750,000 common shares, representing the number of common shares that have been duly authorized by the Company’s board of directors and reserved for issuance and sale to LPC as Purchase Shares under the Purchase Agreement as of the date of this prospectus, we would first need to obtain further authorization of the Company’s board of directors and reserve for issuance and sale to LPC under the Purchase Agreement any such additional common shares that we may wish to sell to LPC as Purchase Shares from time to time under the Purchase Agreement.

The number of common shares ultimately resold by LPC through this prospectus is dependent upon the total number of common shares, if any, we elect to sell to LPC under the Purchase Agreement from and after Commencement and during the term of the Purchase Agreement. The issuance by us of our common shares to LPC pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of common shares that our existing shareholders own will not decrease, the common shares owned by our existing shareholders will represent a smaller percentage of our total outstanding common shares after any such issuance.

Corporate Information

We are an exempted company incorporated under the laws of Bermuda. We began our current operations in 2003. On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary. On March 13, 2018, we effected a corporate reorganization through the Merger into a newly formed holding company for the purpose of effecting the equivalent of a 10-1 “reverse share split.” Following shareholder approval at an extraordinary general meeting of shareholders held on March 8, 2019 and upon the issuance of a certificate of continuance by the Registrar of Companies in Bermuda on March 18, 2019, the Company discontinued as a Swiss company and, pursuant to Article 163 of the Swiss Federal Act on Private International Law and pursuant to Section 132C of the Companies Act 1981 of Bermuda (the “Companies Act”), continued existence under the Companies Act as a Bermuda company with the name “Auris Medical Holding Ltd.” (the “Redomestication”). Following shareholders’ approval at a special general meeting of shareholders held on July 21, 2021 we changed our name to Altamira Therapeutics Ltd. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, telephone number +1 (441) 295 5950.

We maintain a website at www.altamiratherapeutics.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission, or the SEC or the Commission, from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus.

Implications of Being a Foreign Private Issuer

We currently report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer, or FPI, status. Although we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common shares. You should carefully read this entire prospectus before investing in our common shares including “Risk Factors,” our consolidated financial statements and the documents incorporated herein.

Common Shares offered by the selling shareholder

Up to 400,000 common shares consisting of:

●     50,000 Commitment Shares issued to LPC as a fee for making its irrevocable commitment to purchase our common shares under the Purchase Agreement, for which we have not and will not receive any cash consideration; and

●     up to 350,000 Purchase Shares that we may issue and sell to LPC from time to time under the Purchase Agreement from and after the Commencement.

Voting rights	Our common shares have one vote per common share.

Selling shareholder	Lincoln Park Capital Fund, LLC. See “Selling Shareholder.”

Nasdaq Capital Market symbol	“CYTO”.

Use of proceeds	We will not receive any proceeds from the sales of our common shares by LPC. We may receive gross proceeds of up to $10,000,000 under the Purchase Agreement over the 24-month period following the time we are first eligible to commence issuances to LPC under the Purchase Agreement, assuming that we issue all of the common shares committed to be purchased thereunder and excluding estimated offering fees and expenses. We intend to use the net proceeds from the issuance of common shares to LPC for working capital and general corporate purposes. See “Use of Proceeds.”

Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our common shares in the foreseeable future. See “Dividend Policy.”

Risk factors	An investment in our common shares involves a high degree of risk. Please refer to “Risk Factors” in this prospectus and under “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our common shares.

The number of our common shares issued and outstanding after this offering is based on 1,169,209 common shares issued and outstanding as of December 7, 2022 and excludes:

●	94,337 of our common shares issuable upon the exercise of options outstanding as of December 7, 2022 at a weighted average exercise price of $28.82 per common share; and

●	10,319 common shares issuable upon exercise of warrants outstanding as of December 7, 2022 at a weighted average exercise price of $503.55 per common share.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our common shares. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our common shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the selling shareholder, or the actual gross proceeds resulting from those sales.

On December 5, 2022, we entered into the Purchase Agreement with LPC, pursuant to which LPC has committed to purchase up to $10.0 million of our common shares, subject to certain limitations and conditions set forth in the Purchase Agreement, at our direction in our sole discretion from time to time over the 24-month period beginning on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our common shares to LPC under the Purchase Agreement. Sales of our common shares, if any, to LPC under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to LPC all, some or none of the common shares that may be available for us to sell to LPC as Purchase Shares pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by LPC for the common shares that we may, in our sole discretion, elect to issue and sell to LPC under the Purchase Agreement from and after the Commencement Date will fluctuate based on the market prices of our common shares at the times that we elect to sell such common shares, if any, to LPC under the Purchase Agreement, as of the date of this prospectus, it is not possible for us to calculate the actual purchase prices to be paid by LPC for any of the common shares that we may elect to issue and sell to LPC as Purchase Shares under the Purchase Agreement, and therefore (other than the 50,000 Commitment Shares we issued to LPC on December 5, 2022) we cannot predict the actual total aggregate number of common shares we may ultimately issue and sell to LPC, if any, under the Purchase Agreement, or the aggregate amount of proceeds we will actually receive from those sales, if any, under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to $10.0 million of our common shares to LPC, only 400,000 of our common shares are being registered under the Securities Act for resale by LPC under the registration statement that includes this prospectus, consisting of (i) the 50,000 Commitment Shares that we issued to LPC upon our execution of the Purchase Agreement on December 5, 2022, in exchange for which we have not and will not receive any cash consideration, and (ii) up to 350,000 additional common shares that we may issue to LPC as Purchase Shares from and after Commencement, if and when we elect to sell such Purchase Shares to LPC under the Purchase Agreement. Depending on the market prices of our common shares at the time we elect to issue and sell the 350,000 Purchase Shares that are included in this prospectus to LPC pursuant to the Purchase Agreement, if any, we may need to issue and sell more than the 400,000 common shares being offered under this prospectus to LPC pursuant to the Purchase Agreement in order for us to receive aggregate gross proceeds equal to $10.0 million, the amount of LPC’s total aggregate purchase commitment under the Purchase Agreement. If it becomes necessary for us to issue and sell to LPC under the Purchase Agreement more than the 400,000 common shares being offered under this prospectus, which we have the right, but not the obligation, to do, in order for us to receive to receive aggregate gross proceeds equal to $10.0 million from LPC under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the offer and resale by LPC of any such additional common shares that we may wish to sell to LPC from time to time under the Purchase Agreement, which the SEC must then declare effective.

Furthermore, if the total aggregate amount of common shares that we wish to issue and sell to LPC as Purchase Shares pursuant to the Purchase Agreement would exceed 750,000 common shares, representing the number of common shares that have been duly authorized by the Company’s board of directors and reserved for issuance and sale to LPC as Purchase Shares under the Purchase Agreement as of the date of this prospectus, we would first need to obtain further authorization of the Company’s board of directors and reserve for issuance and sale to LPC under the Purchase Agreement any such additional common shares that we may wish to sell to LPC as Purchase Shares from time to time under the Purchase Agreement.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of common shares in addition to the 400,000 common shares being registered for resale by LPC under this prospectus could cause additional substantial dilution to our shareholders. The number of common shares ultimately resold by LPC through this prospectus is dependent upon the total number of common shares, if any, we elect to sell to LPC under the Purchase Agreement from and after Commencement and during the term of the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of common shares that we elect to issue and sell to LPC in one or more Regular Purchases, accelerated purchases and additional accelerated purchases, if any, from and after the Commencement Date and during the term of the Purchase Agreement. If and when we do elect to sell common shares to LPC pursuant to the Purchase Agreement from and after the Commencement Date, if any, after LPC has acquired such common shares, LPC may resell all, some or none of such common shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase common shares from LPC in this offering at different times will likely pay different prices for those common shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the common shares they purchase from LPC in this offering as a result of future sales made by us to LPC at prices lower than the prices such investors paid for their common shares in this offering. In addition, if we sell a substantial number of common shares to LPC under the Purchase Agreement, or if investors expect that we will do so, the actual sales of common shares, or the anticipation of such sales as a result of the public filing with the SEC of our Purchase Agreement and Registration Rights Agreement and/or the registration statement that includes this prospectus may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of common shares to the Selling Shareholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of common shares to the selling shareholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We report under IFRS in Swiss Francs. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The terms “dollar,” “USD” or “$” refer to U.S. dollars, the term, “Swiss Francs” or “CHF” refers to the legal currency of Switzerland and the terms “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Unless otherwise indicated, all references to currency amounts in this prospectus are in Swiss Francs.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

MARKET AND INDUSTRY DATA

This prospectus contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to:

●	our operation as a development-stage company with limited operating history and a history of operating losses;

●	the COVID-19 outbreak, which continues to evolve, and which could significantly disrupt our preclinical studies and clinical trials, and therefore our receipt of necessary regulatory approvals;

●	our need for substantial additional funding to continue the development of our product candidates before we can expect to become profitable from sales of our products and the possibility that we may be unable to raise additional capital when needed, particularly in light of the global outbreak of the novel coronavirus, which continues to evolve;

●	the timing, scope, terms and conditions of a potential divestiture or spin-off of the Company’s traditional business as well as the cash such transaction(s) may generate;

●	the market acceptance and resulting sales from Bentrio™ in international markets;

●	our dependence on the success of AM-125, AM-301, AM-401, AM-411, Keyzilen® (AM-101) and Sonsuvi® (AM-111), which are still in clinical development, may eventually prove to be unsuccessful;

●	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

●	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects, particularly in light of the global outbreak of the novel coronavirus, which continues to evolve;

●	uncertainty surrounding whether any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized;

●	if our product candidates obtain regulatory approval, our product candidates being subject to expensive, ongoing obligations and continued regulatory overview;

●	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

●	the chance that we do not obtain orphan drug exclusivity for Sonsuvi®, which would allow our competitors to sell products that treat the same conditions;

●	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

●	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

●	our reliance on our current strategic relationships with INSERM or Xigen and the potential success or failure of strategic relationships, joint ventures or mergers and acquisitions transactions;

●	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party, single-source suppliers to supply or produce our product candidates;

●	our ability to obtain, maintain and protect our intellectual property rights and operate our business without infringing or otherwise violating the intellectual property rights of others;

●	our ability to meet the continuing listing requirements of Nasdaq and remain listed on The Nasdaq Capital Market;

●	the chance that certain intangible assets related to our product candidates will be impaired; and

●	other risk factors discussed under “Risk Factors” beginning on page 5.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from resales of our common shares by LPC under this prospectus. We may receive gross proceeds of up to $10,000,000 under the Purchase Agreement over a period of up to 24 months after the Commencement Date, assuming that we sell the full amount of our common shares that we have the right, but not the obligation, to issue and sell to LPC as Purchase Shares under the Purchase Agreement and excluding estimated fees and expenses payable by us in connection with the registration under the Securities Act of all of the common shares that may be issued by us to LPC under the Purchase Agreement for resale by LPC, including the common shares being offered for resale by LPC under this prospectus. However, there can be no assurance we will issue to LPC any or all of the common shares that we have the right, but not the obligation, to sell to LPC as Purchase Shares under the Purchase Agreement, or that LPC will resell any of such common shares. Because there is no minimum amount of common shares that we are required to sell to LPC under the Purchase Agreement, we may issue and sell less than all of the common shares that we have the right, but not the obligation, to issue and sell to LPC as Purchase Shares under the Purchase Agreement, including the common shares being offered for resale by LPC under this prospectus, which may significantly reduce the amount of proceeds received by us from LPC under the Purchase Agreement.

We estimate that the net proceeds to us from the issuance and sale of our common shares to LPC pursuant to the Purchase Agreement will be up to approximately $9,964,293 over the 24-month period following the Commencement Date, assuming that we sell the full amount of our common shares that we have the right, but not the obligation, to sell to LPC as Purchase Shares under the Purchase Agreement and after deducting estimated fees and expenses payable by us in connection with the registration under the Securities Act of all of the common shares that may be issued by us to LPC under the Purchase Agreement for resale by LPC, including the common shares being offered for resale by LPC under this prospectus.

We intend to use the net proceeds to us from the issuance and sale of our common shares to LPC pursuant to the Purchase Agreement for working capital and general corporate purposes. Such purposes may include research and development expenditures and capital expenditures. Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities. Accordingly, our management will have significant flexibility in applying any net proceeds that we receive from the issuance and sale of our common shares to LPC pursuant to the Purchase Agreement.

SELLING SHAREHOLDER

This prospectus relates to the offer and resale by LPC of up to 400,000 common shares that have been or may be issued by us to LPC under the Purchase Agreement. For additional information regarding the common shares included in this prospectus, see the section titled “The LPC Transaction” in this prospectus. We are registering the common shares included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with LPC on December 5, 2022 in order to permit the selling shareholder to offer the common shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, the Registration Rights Agreement, the Purchase Agreement dated April 23, 2020 between us and LPC, and the Registration Rights Agreement dated April 23, 2020, between us and LPC, LPC has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling shareholder” means Lincoln Park Capital Fund, LLC.

The table below presents information regarding the selling shareholder and the common shares that may be resold by the selling shareholder from time to time under this prospectus. This table is prepared based on information supplied to us by the selling shareholder, and reflects holdings as of December 7, 2022. The number of common shares in the column “Maximum Number of Common Shares to be Resold Pursuant to this Prospectus” represents all of the common shares being offered for resale by the selling shareholder under this prospectus. The selling shareholder may sell some, all or none of the common shares being offered for resale in this offering. We do not know how long the selling shareholder will hold the common shares before selling them and we are not aware of any existing arrangements between the selling shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common shares being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes common shares with respect to which the selling shareholder has sole or shared voting and investment power. Because the purchase price per common share to be paid by LPC for common shares that may be issued and sold by us to LPC in Regular Purchases under the Purchase Agreement, if any, will be based on prevailing market prices of our common shares immediately preceding the time of sale as computed under the Purchase Agreement, and the purchase price per common share to be paid by LPC for common shares that may be issued and sold by us to LPC in accelerated purchases or additional accelerated purchases will be based on prevailing market prices of our common shares at the time of sale as computed under the Purchase Agreement, provided that in each case such per share purchase price may not be less than the U.S. dollar equivalent of the then applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share), the actual number of common shares that we may ultimately issue and sell to LPC under the Purchase Agreement may be fewer than the 400,000 common shares being offered for resale under this prospectus.

Selling Shareholder	Common Shares Beneficially Owned Prior to this Offering(1)	Percentage of Outstanding Common Shares Beneficially Owned Prior to this Offering(2)	Maximum Number of Common Shares to be Resold Pursuant to this Prospectus	Number of Common Shares Beneficially Owned After this Offering(3)	Percentage of Outstanding Common Shares Beneficially Owned After this Offering(4)
Lincoln Park Capital Fund, LLC(5)	51,425	4.4%	400,000	1,425	*

(*)	Less than 1%.

(1)

Represents (i) the 50,000 common shares we issued to LPC on December 5, 2022 as Commitment Shares in consideration for its commitment to purchase common shares at our direction from time to time under the Purchase Agreement and (ii) an aggregate of 1,425 common shares underlying warrants held by LPC, which underlying warrant shares are not included in the 400,000 common shares being offered under this prospectus. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of common shares beneficially owned prior to the offering all of the common shares that LPC may be required to purchase at our direction under the Purchase Agreement, because the issuance of such common shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of LPC’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Regular Purchases, accelerated purchases and additional accelerated purchases of our common shares under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any common shares to LPC to the extent such shares, when aggregated with all other common shares then beneficially owned by LPC, would cause LPC’s beneficial ownership of our common shares to exceed the 4.99% Beneficial Ownership Limitation, which may not be amended or waived under the Purchase Agreement.

(2)	The percentage of common shares beneficially owned prior to this offering is based on an aggregate of 1,169,209 common shares outstanding on December 7, 2022, which includes the 50,000 Commitment Shares we issued to LPC upon our execution of the Purchase Agreement on December 5, 2022.

(3)	Assumes the resale by the selling shareholder of all of the common shares being offered for resale pursuant to this prospectus.

(4)	The percentage of common shares beneficially owned after this offering is based on an aggregate of 1,169,209 common shares outstanding on December 7, 2022, which includes the 50,000 Commitment Shares we issued to LPC upon our execution of the Purchase Agreement on December 5, 2022, all of which Commitment Shares are being offered for resale by LPC under this prospectus, and (i) gives effect to the issuance of the 350,000 Purchase Shares being offered for resale by LPC under this prospectus and (ii) assumes the resale by LPC of all of the 400,000 common shares being offered for resale by LPC pursuant to this prospectus.

(5)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the common shares owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the common shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Neither Lincoln Park Capital Fund, LLC nor Lincoln Park Capital, LLC, is a licensed broker dealer or an affiliate of a licensed broker dealer.

THE LPC TRANSACTION

On December 5, 2022, we and LPC entered into the Purchase Agreement and the Registration Rights Agreement. The Purchase Agreement provides that, upon the terms and subject to the satisfaction of the conditions set forth therein, we may, in our sole discretion, issue and sell to LPC up to $10.0 million of our common shares, subject to certain limitations set forth in the Purchase Agreement, from time to time over a period of up to 24 months beginning on the Commencement Date. Pursuant to the terms of the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the offer and resale by LPC of up to 400,000 common shares that have been or may be issued and sold by us to LPC under the Purchase Agreement, consisting of (i) up to 350,000 common shares that we may, in our sole discretion, issue and sell to LPC as Purchase Shares, from time to time over a period of up to 24 months beginning on the Commencement Date, and (ii) 50,000 common shares that we issued as Commitment Shares to LPC on December 5, 2022 in consideration for LPC’s commitment to purchase common shares at our direction under the Purchase Agreement.

We do not have the right to commence any sales of Purchase Shares to LPC under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied on the Commencement Date, including that the registration statement that includes this prospectus is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC. From and after the Commencement Date, on any business day selected by us on which the closing sale price of our common shares is not below the Floor Price, we may, from time to time and at our sole discretion for a period of up to 24-months after the Commencement Date, by written notice delivered by us to LPC, direct LPC to purchase up to 15,000 common shares, at a purchase price per common share that will be determined and fixed in accordance with the Purchase Agreement at the time we deliver such written notice to LPC. The maximum share limit for a Regular Purchase shall be increased to higher share threshold amounts in the Purchase Agreement, up to a maximum share limit of 30,000 common shares, with the applicable maximum share limit determined by whether the closing price for our common shares on the applicable purchase date exceeds certain price thresholds set forth in the Purchase Agreement. The per share purchase price for the common shares sold in each such Regular Purchase, if any, will be based on prevailing market prices of our immediately preceding the time of sale as computed under the Purchase Agreement, provided that such per share purchase price may not be less than the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable purchase date for such Regular Purchase. In any case, however, LPC’s maximum purchase commitment in any single Regular Purchase may not exceed $1,500,000 (which dollar amount shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction). We may direct LPC to purchase common shares in a Regular Purchase on any business day we select as the purchase date for such Regular Purchase and as often as every business day, provided that (i) the closing sale price of our common shares on the applicable purchase date for such Regular Purchase is not below the Floor Price and (ii) all Purchase Shares subject to all prior Regular Purchases that we have effected under the Purchase Agreement, if any, have been received by LPC before we deliver notice to LPC for such Regular Purchase in accordance with the Purchase Agreement.

In addition to Regular Purchases described above, provided that we have directed LPC to purchase the maximum amount of common shares that we are then able to sell to LPC in a Regular Purchase, we may, in our sole discretion, also direct LPC to purchase additional common shares in “accelerated purchases” and “additional accelerated purchases” as set forth in the Purchase Agreement, provided that all Purchase Shares subject to all prior Regular Purchases, accelerated purchases and additional accelerated purchases (as applicable) that we have effected under the Purchase Agreement have been received by LPC before we deliver notice to LPC for the applicable accelerated purchase (and with respect to an additional accelerated purchase, before we deliver notice to LPC for such applicable additional accelerated purchase) in accordance with the Purchase Agreement. The purchase price per common share to be paid by LPC for common shares that we elect to sell to LPC in any accelerated purchase (or in any additional accelerated purchase, as applicable) will be based on prevailing market prices of our common shares at the time of sale as computed under the Purchase Agreement, provided that such per share purchase price may not be less than the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable purchase date for the Regular Purchase corresponding to such accelerated purchase (or such additional accelerated purchase, as applicable) as described above.

The Purchase Agreement provides that we may not under any circumstances issue or sell any common shares to LPC under the Purchase Agreement which, when aggregated with all other common shares then beneficially owned by LPC and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder), would result in LPC beneficially owning more than the 4.99% Beneficial Ownership Limitation.

We will control the timing and amount of any sales of common shares to LPC pursuant to the Purchase Agreement. LPC has no right to require us to sell any common shares to LPC under the Purchase Agreement, however LPC is obligated to make purchases of common shares as we may properly direct LPC to purchase, upon the terms and subject to the satisfaction of the conditions set forth therein. Neither we nor LPC may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or LPC.

Actual sales of common shares by us to LPC under the Purchase Agreement depend on a variety of factors to be determined from time to time, including, among others, market conditions, the trading price of our common shares and determinations by us as to the appropriate sources of funding for our company and its operations. The net proceeds under the Purchase Agreement that we may realize from sales of common shares to LPC under the Purchase Agreement will depend on the frequency and prices at which we may issue and sell our common shares to LPC pursuant to the Purchase Agreement.

As consideration for LPC’s commitment to purchase common shares at our direction from time to time from and after the Commencement Date pursuant to the Purchase Agreement, we issued 50,000 common shares to LPC as Commitment Shares upon our execution of the Purchase Agreement and the Registration Rights Agreement on December 5, 2022. All 50,000 Commitment Shares that we issued to LPC are included in the 400,000 common shares being registered under the Securities Act for resale by LPC under the registration statement that includes this prospectus.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

As of December 7, 2022, there were 1,169,209 common shares outstanding (including the 50,000 Commitment Shares we issued to LPC on December 5, 2022), of which approximately 1.1 million common shares were held by non-affiliates of our company. Although the Purchase Agreement provides that we may sell up to $10.0 million of our common shares to LPC, only 400,000 of our common shares are being registered under the Securities Act for resale by LPC under the registration statement that includes this prospectus, consisting of (i) the 50,000 Commitment Shares that we issued to LPC upon our execution of the Purchase Agreement on December 5, 2022, in exchange for which we have not and will not receive any cash consideration, and (ii) up to 350,000 additional common shares that we may issue to LPC as Purchase Shares from and after Commencement, if and when we elect to sell such Purchase Shares to LPC under the Purchase Agreement. If, in addition to the 50,000 Commitment Shares that we issued to LPC upon our execution of the Purchase Agreement on December 5, 2022 (all of which were outstanding as of December 7, 2022), all of the 350,000 Purchase Shares that may be offered and resold by LPC under this prospectus were also issued and outstanding as of December 7, 2022, such 400,000 common shares would represent approximately 26% of the total number of our common shares outstanding, and approximately 28% of the total number of outstanding common shares held by non-affiliates of our company, in each case as of December 7, 2022.

Purchases of Common Shares Under the Purchase Agreement

Regular Purchases

From and after the Commencement Date, on any business day selected by us on which the closing sale price of our common shares is not below the Floor Price (and provided all Purchase Shares subject to all prior Regular Purchases have been properly delivered to LPC in accordance with the Purchase Agreement), we may, by written notice delivered by us to LPC, direct LPC to purchase up to 15,000 common shares on such business day in a Regular Purchase, provided, however, that the maximum number of shares we may sell to LPC in a Regular Purchase may be increased to:

●	up to 20,000 shares, provided that the closing sale price of our common shares on the applicable purchase date is not below $6.00;

●	up to 200,000 shares, provided that the closing sale price of our common shares on the applicable purchase date is not below $0.75; and

●	up to 250,000 shares, provided that the closing sale price of our common shares on the applicable purchase date is not below $1.00 (each, of such share and dollar amounts subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction as provided in the Purchase Agreement).

In any case, however, LPC’s maximum purchase commitment in any single Regular Purchase may not exceed $1,500,000 (which dollar amount shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction).

The purchase price per common share sold in each such Regular Purchase, if any, will be equal to the greater of:

(1)	the lower of: (i) the lowest sale price for our common shares on the applicable purchase date for such Regular Purchase; and (ii) the arithmetic average of the three lowest closing sale prices for our common shares during the 10 consecutive business days ending on the business day immediately preceding the applicable purchase date for such Regular Purchase; and

(2)	the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable purchase date for such Regular Purchase.

Accelerated Purchases

In addition to Regular Purchases described above, we may also direct LPC, on any purchase date for a Regular Purchase on which we have properly submitted a Regular Purchase notice directing LPC to purchase the maximum number of Purchase Shares that we are then permitted to include in a single Regular Purchase notice (and provided all Purchase Shares subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases effected prior to such Purchase Date, have been properly delivered to LPC in accordance with the Purchase Agreement), to purchase an additional amount of our common shares, which we refer to as an Accelerated Purchase, on the next business day following such purchase date for such corresponding Regular Purchase, which we refer to as the Accelerated Purchase Date, not to exceed the lesser of:

●	30% of the aggregate number of our common shares traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the Accelerated Purchase Measurement Period; and

●	300% of the number of Purchase Shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for the common shares subject to an Accelerated Purchase will be equal to the greater of:

(1)	96.0% of the lower of: (i) the volume weighted average price of our common shares during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and (ii) the closing sale price of our common shares on the applicable Accelerated Purchase Date; and

(2)	the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable Accelerated Purchase Date.

Additional Accelerated Purchases

We may also direct LPC, not later than 1:00 p.m., Eastern time, on the same Accelerated Purchase Date on which an Accelerated Purchase Measurement Period for an Accelerated Purchase has ended prior to such time (and provided all Purchase Shares subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase, have been properly delivered to LPC in accordance with the Purchase Agreement prior to such time), to purchase an additional amount of our common shares on such same Accelerated Purchase Date, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

●	30% of the aggregate number of our common shares traded during the portion of the normal trading hours on the applicable Accelerated Purchase Date determined in accordance with the Purchase Agreement, which period of time on the applicable Accelerated Purchase Date we refer to as the Additional Accelerated Purchase Measurement Period; and

●	300% of the number of Purchase Shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase effected on such same Accelerated Purchase Date.

The purchase price per share for the common shares subject to an Additional Accelerated Purchase will be equal to the greater of:

(1)	96.0% of the lower of: (i) the volume weighted average price of our common shares during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase; and (ii) the closing sale price of our common shares on the applicable same Accelerated Purchase Date; and

(2)	the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable Accelerated Purchase Date.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to LPC prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase Date, again provided all Purchase Shares subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase, have been properly delivered to LPC in accordance with the Purchase Agreement prior to such time.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common shares to LPC.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus is a part, or any future registration statement relating to the resale of shares issuable pursuant to the Purchase Agreement, lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by LPC of our common shares offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common shares from trading for a period of one full business day;

●	the de-listing of our common shares from The Nasdaq Capital Market (or any nationally recognized successor thereto); provided our common shares are not immediately thereafter trading on The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca or the OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successor thereto);

●	our transfer agent’s failure for two business days to issue to LPC the common shares which LPC is entitled to receive under the Purchase Agreement;

●	our breach of any representation, warranty, covenant or other term or condition contained in the Purchase Agreement or any related agreement which would reasonably be expected to have a material adverse effect on us, subject to a cure period of five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	if at any time we are not eligible to transfer our common shares electronically.

LPC does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of LPC’s control, we cannot initiate any Regular Purchases, Accelerated Purchases or Additional Accelerated Purchases under the Purchase Agreement.

Termination Rights

We have the right to terminate the Purchase Agreement, without any cost to us, at any time for any reason upon one business day’s prior written notice to LPC. In the event of bankruptcy proceedings by or against us which are not discharged within 90 days, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by LPC

LPC has represented to us that at no time prior to the Purchase Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common shares or any hedging transaction, which establishes a net short position with respect to our common shares. LPC agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Prohibition of Certain Continuous Offerings

We agreed with LPC that we will not, for a period commencing on the date of the Purchase Agreement and ending on the later of: (i) the 24-month anniversary of the date of the Purchase Agreement and (ii) the 24-month anniversary of the date of Commencement, in either case irrespective of any earlier termination of the Purchase Agreement, subject to certain limited exceptions set forth in the Purchase Agreement, enter into any agreement relating to or otherwise effect any issuance of our securities in certain types of continuous offerings in which we may issue securities at a future determined price.

Effect of Performance of the Purchase Agreement on Our Shareholders

Because the purchase price per share to be paid by LPC for the common shares that we may, in our sole discretion, elect to issue and sell to LPC under the Purchase Agreement from and after the Commencement Date will fluctuate based on the market prices of our common shares at the times that we elect to sell such common shares, if any, to LPC under the Purchase Agreement, as of the date of this prospectus, it is not possible for us to calculate the actual purchase prices to be paid by LPC for any of the common shares that we may elect to issue and sell to LPC as Purchase Shares under the Purchase Agreement, and therefore (other than the 50,000 Commitment Shares we issued to LPC on December 5, 2022) we cannot predict the actual total aggregate number of common shares we may ultimately issue and sell to LPC, if any, under the Purchase Agreement, or the aggregate amount of proceeds we will actually receive from those sales, if any, under the Purchase Agreement.

Depending on the market prices of our common shares at the time we elect to issue and sell the 350,000 Purchase Shares that are included in this prospectus to LPC pursuant to the Purchase Agreement, if any, we may need to issue and sell more than the 400,000 common shares being offered under this prospectus to LPC pursuant to the Purchase Agreement in order for us to receive aggregate gross proceeds equal to $10.0 million, the amount of LPC’s total aggregate purchase commitment under the Purchase Agreement. If it becomes necessary for us to issue and sell to LPC under the Purchase Agreement more than the 400,000 common shares being offered under this prospectus, which we have the right, but not the obligation, to do, in order for us to receive aggregate gross proceeds equal to $10.0 million from LPC under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the offer and resale by LPC of any such additional common shares that we may wish to sell to LPC from time to time under the Purchase Agreement, which the SEC must then declare effective. Furthermore, if the total aggregate amount of common shares that we wish to issue and sell to LPC as Purchase Shares pursuant to the Purchase Agreement would exceed 750,000 common shares, representing the number of common shares that have been duly authorized by the Company’s board of directors and reserved for issuance and sale to LPC as Purchase Shares under the Purchase Agreement as of the date of this prospectus, we would first need to obtain further authorization of the Company’s board of directors and reserve for issuance and sale to LPC under the Purchase Agreement any such additional common shares that we may wish to sell to LPC as Purchase Shares from time to time under the Purchase Agreement.

The number of common shares ultimately resold by LPC through this prospectus is dependent upon the total number of common shares, if any, we elect to sell to LPC under the Purchase Agreement from and after Commencement and during the term of the Purchase Agreement. The issuance by us of our common shares to LPC pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of common shares that our existing shareholders own will not decrease, the common shares owned by our existing shareholders will represent a smaller percentage of our total outstanding common shares after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from LPC from the issuance of a number of shares to LPC equal to the number of shares registered hereunder pursuant to the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Common Share		Number of Registered Common Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Common Shares After Giving Effect to the Issuance to LPC(2)	Proceeds from the Issuance of Shares to LPC Under the Purchase Agreement
$0.21	(3)	400,000	26.3%	$74,714
$5.34	(4)	400,000	26.3%	$1,869,000
$25.57		400,000	26.3%	$10,000,000	(5)

(1)	Although the Purchase Agreement provides that we may issue up to $10,000,000 of our common shares to LPC, we are only registering 400,000 common shares under this prospectus, including 50,000 Commitment Shares issued to LPC as a commitment fee for making its irrevocable commitment to purchase our common shares under the Purchase Agreement, which may or may not cover all of the common shares we ultimately issue to LPC under the Purchase Agreement, depending on the purchase price per common share. As a result, we have included in this column only the common shares that we are registering in this offering.

(2)	The denominator is based on 1,169,209 common shares outstanding as of December 7, 2022 (including the 50,000 Commitment Shares we issued to LPC upon signing the Purchase Agreement), plus the number of shares set forth in the adjacent column which we would have sold to LPC at the applicable assumed average purchase price per share. The number of shares in such column does not include shares that may be issued to LPC under the Purchase Agreement which are not registered in this offering. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from issuing to LPC shares such that, after giving effect to such issuance, LPC would beneficially own more than 4.99% of our common shares.

(3)	The U.S. Dollar equivalent of the par value of a single Common Share translated at a rate of CHF 0.9369 to USD 1.00, the official exchange rate quoted as of December 2, 2022 by the U.S. Federal Reserve Bank.

(4)	The closing sale price of our common shares on December 7, 2022.

(5)	The maximum amount of gross proceeds under the Purchase Agreement is $10,000,000.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of June 30, 2022:

●	on an actual basis;

●	on an as adjusted basis to give effect to the issuance of (i) 50,000 Commitment Shares and (ii) 350,000 additional common shares we are registering on behalf of the selling shareholder based upon an assumed offering price of $5.34 per common share, the closing price of our common shares as listed on Nasdaq on December 7, 2022 and after deducting approximately $35,707 in estimated offering expenses payable by us.

Investors should read this table in conjunction with our unaudited condensed consolidated interim financial statements and related notes as of and for the six months ended June 30, 2022 and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus, as well as “Use of Proceeds” in this prospectus.

U.S. dollar amounts have been translated into Swiss Francs at a rate of CHF 0.9550 to USD 1.00, the official exchange rate quoted as of June 30, 2022 by the U.S. Federal Reserve Bank. Such Swiss Franc amounts are not necessarily indicative of the amounts of Swiss Francs that could actually have been purchased upon exchange of U.S. dollars on June 30, 2022 and have been provided solely for the convenience of the reader. On December 2, 2022, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.9369 to USD 1.00.

	June 30, 2022
	Actual	As Adjusted
	(in thousands of CHF except share and per share data)
Cash and cash equivalents(1)	373	2,124
Loan(2)	4,702	4,702
Lease liabilities	519	519
Shareholders’ equity:
Share capital(1)
Common shares, par value CHF 0.20 per share; 853,213 common shares issued and outstanding on an actual basis, 1,253,213 common shares issued and outstanding on an as adjusted basis	171	251
Share premium	190,109	191,780
Foreign currency translation reserve	(2)	(2)
Accumulated deficit	(182,603)	(182,603)
Total shareholders’ equity attributable to owners of the company	7,675	9,426
Total capitalization	12,896	14,647

(1)	Since June 30, 2022, we have issued 291,500 of our common shares (including the 50,000 Commitment Shares) for an aggregate amount of $2.2 million. These subsequent issuances and the proceeds therefrom are not reflected in the table as they occurred after June 30, 2022.

(2)	On February 4, 2022, the Company entered into a convertible loan agreement (the “Loan Agreement”) with FiveT Investment Management Ltd. (the “Lender”), pursuant to which the Lender has agreed to loan to the Company CHF 5,000,000 (the “Loan”), which Loan bears interest at the rate of 10% per annum and matures 12 months from the date the Loan proceeds were disbursed to the Company, which occurred on February 8, 2022.

The above discussion and table are based on 853,213 common shares outstanding as of June 30, 2022 and excludes:

●	94,337 of our common shares issuable upon the exercise of options outstanding as of June 30, 2022 at a weighted average exercise price of $28.82 per common share; and

●	10,319 common shares issuable upon the exercise of warrants outstanding as of June 30, 2022 at a weighted average exercise price of $503.55 per common share.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering will be as follows:

EXPENSES	AMOUNT
U.S. Securities and Exchange Commission registration fee	$249
Legal fees and expenses	$20,000
Accounting fees and expenses	$15,458
Total	$35,707

All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee. The Company will pay all of the expenses of this offering.

PLAN OF DISTRIBUTION

The common shares offered by this prospectus are being offered by the selling shareholder, Lincoln Park Capital Fund, LLC. The common shares may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the common shares offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the common shares offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

LPC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

LPC has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common shares that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price of our common shares. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. LPC has informed us that each such broker-dealer will receive commissions from LPC that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our common shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of common shares sold by LPC through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common shares sold by LPC may be less than or in excess of customary commissions. Neither we nor LPC can presently estimate the amount of compensation that any agent will receive from any purchasers of common shares sold by LPC under this prospectus.

We know of no existing arrangements between LPC or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement that includes this prospectus to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of common shares offered by this prospectus by the selling shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such common shares by the selling shareholder, any compensation paid by LPC to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the common shares included in this prospectus by LPC. We estimate that the total expenses for the offering will be approximately $35,707.

We have agreed to indemnify LPC and certain other persons against certain liabilities in connection with the offering of common shares under this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. LPC has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by LPC specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

LPC has represented to us that at no time prior to the Purchase Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common shares or any hedging transaction, which establishes a net short position with respect to our common shares. LPC agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised LPC that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common shares offered by this prospectus.

This offering will terminate on the date that all common shares offered by this prospectus have been sold by LPC.

Our common shares are traded on The Nasdaq Capital Market under the symbol “CYTO”.

LEGAL MATTERS

The validity of the common shares and certain other matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. Certain matters of U.S. federal and New York State law will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements of Altamira Therapeutics Ltd. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Prospectus, have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

ENFORCEMENT OF JUDGMENTS

Altamira Therapeutics Ltd. is a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of continuation and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Many of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed on April 12, 2022; and

●	our Reports on Form 6-K filed on February 8, 2022, March 4, 2022, May 17, 2022, June 13, 2022, June 27, 2022, August 30, 2022, September 12, 2022, October 24, 2022, October 24, 2022 (the second on such date), November 30, 2022 and December 5, 2022.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at Altamira Therapeutics Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda or via telephone at (441) 295-5950.

PART II

Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

We have entered into indemnification agreements with each of the members of our board of directors and executive officers in the form filed as Exhibit 4.23 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2021.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities

On April 23, 2020, we entered into the Purchase Agreement and the Registration Rights Agreement with LPC. Pursuant to the Purchase Agreement, LPC has agreed to subscribe for up to $10,000,000 of our common shares over the 30-month term of the Purchase Agreement following the Commencement. We have issued an aggregate of 75,000 common shares to LPC under the Purchase Agreement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act. Such Purchase Agreement has expired.

On September 7, 2020, we entered into a convertible loan agreement with FiveT Capital AG (“FiveT”) to raise CHF 1,500,000 to fund the initial development of AM-301. Under the convertible loan agreement, FiveT has the right to convert the outstanding principal amount, including interest, into common shares or alternatively into shares of Altamira Medica AG (“Altamira”). On December 1, 2020, a tranche of the convertible loan provided by FiveT in the amount of CHF 895,455 was converted into 36,850 of our common shares at a conversion price of USD 27.00. On March 4, 2021, the remaining convertible loan by FiveT in the amount of CHF 604,545 plus accumulated interests of CHF 40,268 was converted into 25,840 of our common shares at a conversion price of USD 27.00. The issuances were exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On June 1, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) through which we acquired 100% of the share capital of privately held Trasir Therapeutics Inc. (“Trasir”). As a result of the merger, the shares of common stock of Trasir immediately prior to the effective time of the merger converted into the right to receive: (i) an aggregate of 38,218 common shares, calculated based on a value of $2,500,000 divided by the average closing price of the common shares on the 15 trading days preceding the closing date; (ii) contingent on the occurrence of positive results from a subsequent post-closing scientific study (“Positive Results”), the applicable pro rata share of $1,500,000 of common shares, to be calculated based on the average closing price of the common shares on the 15 trading days preceding the occurrence of Positive Results; and (iii) $210,000 for expenses incurred in connection with the execution, delivery and performance of the Merger Agreement by certain Trasir shareholders, paid partially in cash and partially in common shares based on the average closing price of the common shares on the 15 trading days preceding the closing date. We have issued an aggregate of 38,677 common shares to Trasir shareholders under the Merger Agreement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On September 9, 2022, the Company entered into a loan agreement with FiveT Investment Management Ltd., Dominik Lysek and Thomas Meyer (the “Lenders”), pursuant to which the Lenders have agreed to loan to the Company an aggregate of CHF 600,000.00 (the “Loan”), which Loan bears interest at the rate of 5% per annum and matures as of March 31, 2023. The Company agreed to grant to the Lenders warrants (the “Warrants”) to purchase an aggregate 41,666 common shares. The Warrants will be exercisable immediately at an exercise price of CHF 7.20 per share, may be exercised up to five years from the date of issuance and may be exercised on a cashless basis in certain circumstances specified therein. The issuance was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On December 5, 2022, we completed a private placement to Lincoln Park Capital Fund, LLC pursuant to which we have the right to sell to LPC up to $10.0 million of our common shares, subject to certain limitations, from time to time over the 24-month period commencing on the date that a registration statement covering the resale of the shares is declared effective by the SEC. We issued 50,000 Commitment Shares to LPC as consideration for its commitment to purchase our common shares under the Purchase Agreement. In the Purchase Agreement, LPC represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, or the Securities Act). The securities were sold by the Company under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

Item 8. Exhibits

(a)	The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned hereby undertakes:

(a)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

3.1	Memorandum of Continuance of the registrant (incorporated herein by reference to exhibit 1.2 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 14, 2019)
3.2	Bye-laws of the registrant (incorporated herein by reference to exhibit 1.3 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 14, 2019)
4.1	Form of Registration Rights Agreement between Auris Medical Holding AG and the shareholders listed therein (incorporated by reference to exhibit 4.1 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on July 21, 2014)
4.2	Warrant Agreement, dated as of March 13, 2018, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 2.2 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
4.3	Registration Rights Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on October 11, 2017)
4.4	Purchase Agreement, dated as of May 2, 2018 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on May 2, 2018)
4.5	Registration Rights Agreement, dated as of May 2, 2018 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on May 2, 2018)
4.6	Form of Pre-Funded Warrant (incorporated by reference to exhibit 4.6 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.7	Form of Series A Warrant (incorporated by reference to exhibit 4.7 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.8	Form of Series B Warrant (incorporated by reference to exhibit 4.8 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.9	Form of Common Warrant (incorporated by reference to exhibit 4.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.10	Form of Pre-Funded Warrant (incorporated by reference to exhibit 4.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.11	Form of Common Warrant Agent Agreement (incorporated by reference to exhibit 4.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.12	Form of Pre-Funded Warrant Agent Agreement (incorporated by reference to exhibit 4.4 of the Auris Medical Holding Ltd. report on Form 6-K filed with the commission on May 16, 2019)
4.13	Purchase Agreement, dated as of April 23, 2020 between Auris Medical Holding Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on April 23, 2020)
4.14

Registration Rights Agreement, dated as of April 23, 2020 between Auris Medical Holding Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on April 23, 2020)

4.15	Form of Warrant, dated as of September 9, 2022 (incorporated by reference to exhibit 4.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on September 12, 2022)
4.16	Purchase Agreement, dated as of December 5, 2022 between Altamira Therapeutics Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on December 5, 2022)
4.17	Registration Rights Agreement, dated as of December 5, 2022 between Altamira Therapeutics Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on December 5, 2022)
5.1*	Opinion of Conyers Dill & Pearman Limited, Bermuda counsel to the Company, as to the validity of the common shares of Altamira Therapeutics Ltd.

10.1#	Collaboration and License Agreement, dated October 21, 2003, between Auris Medical AG and Xigen SA (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.2#	Co-Ownership and Exploitation Agreement, dated September 29, 2003, between Auris Medical AG and INSERM (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.3	Form of Indemnification Agreement (incorporated by reference to exhibit 99.4 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on May 11, 2016)
10.4	Stock Option Plan A (incorporated by reference to exhibit 10.11 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.5	Stock Option Plan C (incorporated by reference to exhibit 10.12 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.6	Equity Incentive Plan, as amended (incorporated by reference to exhibit 99.1 to the Auris Medical Holding Ltd. registration statement on Form S-8 (Registration no. 333-217306) filed with the Commission on April 14, 2017)
10.7	English language translation of Lease Agreement between Auris Medical AG and PSP Management AG (incorporated by reference to exhibit 4.8 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 14, 2017)
10.8	Controlled Equity OfferingSM Sales Agreement, dated as of June 1, 2016, between Auris Medical Holding AG and Cantor Fitzgerald & Co. (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on June 1, 2016)
10.9	Share Lending Agreement, dated as of June 1, 2016, between Thomas Meyer and Cantor Fitzgerald & Co. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on June 1, 2016)
10.10	Loan and Security Agreement, dated as of July 19, 2016, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. rep ort on Form 6-K filed with the Commission on July 19, 2016)
10.11	Consent and Waiver, dated as of March 8, 2018, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 4.12 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
10.12	Joinder Agreement dated as of March 13, 2018 to the Loan and Security Agreement, dated as of July 19, 2016, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 4.13 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
10.13	Share Pledge Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on July 19, 2016)
10.14	Claims Security Assignment Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.4 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on July 19, 2016)
10.15	Bank Account Claims Security Assignment Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.5 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on July 19, 2016)
10.16	Purchase Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on October 11, 2017)
10.17	Purchase Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on October 11, 2017)
10.18	Placement Agency Agreement, dated as of January 28, 2018, between Auris Medical Holding AG and Ladenburg Thalmann & Co. Inc. (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on January 30, 2018)

10.19	Securities Purchase Agreement, dated as of January 26, 2018 by and among Auris Medical Holding AG and the investors named therein (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on January 30, 2018)
10.20	Agreement and Plan of Merger, dated as of February 9, 2018, by and among Auris Medical Holding AG and Auris Medical NewCo Holding AG (incorporated by reference to exhibit 99.3 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on February 9, 2018)
10.21	Share Transfer Agreement, dated as of February 9, 2018 by and between Thomas Meyer and Auris Medical Holding AG (incorporated by reference to exhibit 4.22 of the Auris Medical Holding Ltd. Annual Report on Form 20-F filed with the Commission on March 22, 2018)
10.22	Sales Agreement, dated as of November 30, 2018, between Auris Medical Holding AG and A.G.P./Alliance Global Partners (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on November 30, 2018)
10.23	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.23 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration No. 333-229465) filed with the Commission on March 20, 2019)
10.24	Amendment No. 1 to Sales Agreement, dated as of April 5, 2019, between Auris Medical Holding Ltd. and A.G.P./Alliance Global Partners (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on April 5, 2019)
10.25	Convertible Loan Agreement, dated as of September 7, 2020, by and among Auris Medical Holding Ltd., Altamira Medica AG and FiveT Capital Holding AG (incorporated by reference to exhibit 99.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on September 8, 2020)
10.26†	Agreement and Plan of Merger, dated June 1, 2021, by and among Auris Medical Holding Ltd., Auris Medical Inc., Trasir Therapeutics, Inc., and each of the shareholders of Trasir Therapeutics, Inc. (incorporated by reference to exhibit 2.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on June 3, 2021)
10.27†	Exclusive License Agreement, dated December 11, 2020, by and between Washington University and Trasir Therapeutics, Inc. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on June 3, 2021)
10.28	Convertible Loan Agreement, dated as of February 4, 2022, by and among Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K furnished with the Commission on March 4, 2022)
10.30	Licensing & Distribution Agreement, dated February 28, 2022, by and between Altamira Medica Ltd. and Nuance Pharma Limited (incorporated by reference to exhibit 10.1 of the Altamira Therapeutics Ltd. report on Form 6-K furnished with the Commission on March 4, 2022)
10.31	Loan Agreement, dated as of September 9, 2022, by and among Altamira Therapeutics Ltd. and the Lenders (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on September 12, 2022)
10.32	Share Purchase Agreement, dated October 19, 2022, by and between Altamira Therapeutics Ltd. and the purchaser party thereto (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on October 24, 2022)
10.33	Option Agreement, dated October 19, 2022, by and between Altamira Therapeutics Ltd., Zilentin AG and the other party thereto (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on October 24, 2022)
21.	List of subsidiaries (incorporated by reference to exhibit 8.1 of the Altamira Therapeutics Ltd. Annual Report on Form 20-F filed with the Commission on April 12, 2022)
23.1*	Consent of Deloitte AG
23.2*	Consent of Conyers Dill & Pearman Limited, Bermuda counsel to the Company (included in Exhibit 5.1)
24.1*	Powers of attorney (included on the signature page of the registration statement)
107*	Filing Fee Table

#	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

*	Filed herewith.

†

Certain identified information has been excluded from this Exhibit because it is not material and is the type that the Company treats as private or confidential. The omissions have been indicated by “[***]”.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on December 16, 2022.

Altamira Therapeutics Ltd.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Meyer and Marcel Gremaud and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chief Executive Officer and Director (principal executive officer)
Date:	December 16, 2022

By:	/s/ Marcel Gremaud
Name:	Marcel Gremaud
Title:	Chief Financial Officer (principal financial officer and principal accounting officer)
Date:	December 16, 2022

By:	/s/ Armando Anido
Name:	Armando Anido
Title:	Director
Date:	December 16, 2022

By:	/s/ Mats Blom
Name:	Mats Blom
Title:	Director
Date:	December 16, 2022

By:	/s/ Alain Munoz
Name:	Alain Munoz
Title:	Director
Date:	December 16, 2022

By:	/s/ Calvin Roberts
Name:	Calvin Roberts
Title:	Director
Date:	December 16, 2022

By:	/s/ Margrit Schwarz
Name:	Margrit Schwarz
Title:	Director
Date:	December 16, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form F-1, solely in the capacity of the duly authorized representative of Altamira Therapeutics Ltd. in the United States, on December 16, 2022.

Altamira Therapeutics Ltd.

By:	/s/ Samuel Wickline
Name:	Samuel Wickline
Title:	Authorized Signatory